Exhibit 10.15 *

ESTERLINE TECHNOLOGIES CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

EFFECTIVE

January 1, 2005

TABLE OF CONTENTS

		Page #
ARTICLE I	Purpose	3

ARTICLE II	Definitions	3

ARTICLE III	Eligibility and Participation	6
	1. Eligibility	6
	2. Participation	6

ARTICLE IV	Supplemental Retirement Income	6
	1. Retirement or other Termination	6
	2. Amount of Supplemental Retirement Income	7
	3. Normal Retirement Benefit	7
	4. Early Retirement Benefit	7
	5. Vesting	7

ARTICLE V	Survivor Benefits	7
	1. Pre-retirement Death Benefit	7
	2. Post-retirement Supplemental Retirement Income	8

ARTICLE VI	Withholding Taxes	8

ARTICLE VII	Amendment and Termination of Plan	8

ARTICLE VIII	Administration	9

ARTICLE IX	Miscellaneous	9
	1. Source of Funding	9
	2. Not a Contract of Employment	9
	3. Successors and Assigns	9
	4. Expenses	10
	5. No Prior Right or Offer	10
	6. Notice	10
	7. Terms	10
	8. Incompetence	10
	9. Governing Law	10
	10. Top Hat Plan	10
	11. Tax Effects	11

ARTICLE X	Claims Procedure	11
	1. Claim	11
	2. Denial of Claim	11
	3. Review of Claim	11
	4. Final Decision	11
	5. Venue	12

ESTERLINE TECHNOLOGIES CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

ARTICLE I

Purpose

This Supplemental Retirement Income Plan is intended to promote and advance the interests of Esterline Technologies Corporation (the “Company”) and its shareholders by providing competitive compensation to select key executives of the Company.

Under the Qualified Plan, certain Code provisions serve to restrict an individual’s benefit with respect to any plan year:

•	The maximum amount of Plan Compensation that can be considered in determining Company contributions ($220,000 for 2006) – Code Section 417(a)(17)

•	The maximum amount that may be accrued under the plan for a Participant as an annual benefit (the lesser of 100% of average allowable compensation or $175,000 for 2006) – Code Section 415(b)

The Plan is intended to allow Participants to accrue retirement pension benefits on eligible earnings above these limits according to the same benefit accrual formulas provided for the general workforce in the Company’s Qualified Plan.

This Plan is intended to comply with Code Section 409A with respect to all benefits under the Plan. This Plan is effective as of January 1, 2005.

ARTICLE II

Definitions

The following words when capitalized shall have the following meanings, unless a different meaning is required by the context. Any capitalized terms used in this Plan that are not defined herein shall have the meanings set forth in the Qualified Plan.

1. “Administrator” shall mean the Company’s Board as set forth in Article VIII hereof. The Board may delegate responsibility for administration of the Plan to a Board committee (the “Committee”) composed solely of two or more directors, each of whom is a “Non-Employee Director” (as that term is defined in Rule 16b-3(b) promulgated by the Securities and Exchange Commission pursuant to its authority under the Securities Exchange Act of 1934).

2. “Accrued Benefit” shall have the same meaning as provided in the Qualified Plan.

3. “Beneficiary” means the person, trust or other entity designated by the Participant under the terms and conditions of the Qualified Plan who is or may become entitled to receive a benefit under the Qualified Plan upon the Participant’s death.

4. “Board” shall mean the Board of Directors of the Company. In the event the Board has delegated any authority with respect to the Plan to a Committee, references to the “Board” in this Plan shall be deemed to refer to either the Board or the Committee, whichever is appropriate in the context in which the word is used.

5. “Cash Balance Benefit” means the benefit accrual formula in Schedule IV of the Qualified Plan.

6. “Change in Control” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 35% of the total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 35% of the total fair market value or total voting power of the stock of the corporation. A Change in Control also occurs on the date that a change in the composition of the Board during any 12-month period occurs such that the individuals who, as of the beginning of such 12-month period, constitute the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the 12-month period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be considered a member of the Incumbent Board.

7. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

8. “Company” shall mean Esterline Technologies Corporation, a Delaware corporation, and any affiliate permitted to participate in this Plan (as designated by the Board) or any successor to such corporation.

9. “Compensation” is as defined in the Qualified Plan; provided, however, that “Compensation” shall not include the Participant’s earnings, if any, under a multi-year performance based incentive arrangement, reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, or welfare benefits, whether or not reported as income to the Participant, or severance and paid time off (PTO) benefits paid upon termination of employment, whether paid on or after a Participant’s Severance from Service Date.

10 “Distribution Election Form” shall mean the irrevocable form completed by a Participant in connection with his Participation Agreement, which forms a part of the Plan, under which the Participant elects the manner of distribution of his vested Plan benefit. The Distribution Election Form shall be completed within thirty (30) days of the Participant becoming eligible to participate under the Plan. In the case of a current Participant who has not yet completed a Distribution Election Form, the Distribution Election Form shall be completed no later than January 31, 2007.

11. “Early Retirement Date” shall mean the date elected by a Participant who is eligible for early retirement as provided in the Qualified Plan.

12. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

13. “Final Average Pay Benefit” means the benefit accrual formula in Schedule I of the Qualified Plan.

14. “Normal Retirement Date” shall mean the later of the first day of the month coincident with or immediately preceding the Participant’s 65th birthday, or the date the Participant is credited with five (5) or more years of participation as provided in the Qualified Plan.

15. “Participant” shall mean any individual who has been designated by the Board as eligible to participate in the Plan and who has executed a Participation Agreement and returned it to the Administrator as provided in Article III hereof.

16. “Participation Agreement” shall mean a written agreement governing a Participant’s rights under the Plan, which shall be executed by the Company and the Participant in such form as the Administrator shall specify.

17. “Person” shall include individuals, partnerships, corporations, associations, and other entities.

18. “Plan” shall mean the Supplemental Retirement Plan set forth herein.17. “Qualified Plan” shall mean the Esterline Technologies Retirement Plan, as amended from time to time.

19. “Spouse” shall mean the lawful spouse of a Participant as defined under the Defense of Marriage Act of 1996 who was legally married to the Participant throughout the one year period ending on the earlier of the date as of which the Participant has elected to begin receiving benefits or the date of the Participant’s death, provided that a former spouse will be treated as the Spouse to the extent required under a Qualified Domestic Relations Order.

20. “Supplemental Retirement Income” shall mean the supplemental retirement benefit described in Article IV hereof.

21. “Vested” or “Vesting” shall mean the degree to which a Participant’s right to benefits under the Plan has become nonforfeitable.

ARTICLE III

Eligibility and Participation

1. Eligibility. The Board shall designate, from time to time, certain employees of the Company, including employees who also may be directors of the Company, who are determined by the Board to be key executives of the Company and thus eligible to participate in the Plan. In selecting the employees eligible to participate in the Plan, the Board shall consider the position and responsibilities of such individuals, the value of their services to the Company, and such other factors as the Board deems pertinent. After the Board has designated an employee as eligible to participate in the Plan, the Administrator shall notify such employee and present him with a Participation Agreement executed by the Company.

2. Participation. An eligible employee shall become a Participant in the Plan upon executing and returning to the Administrator the Participation Agreement described in paragraph 1 above.

ARTICLE IV

Supplemental Retirement Income

1. Retirement or other Termination. Upon the Participant’s separation from service, whether upon retirement or otherwise, for reasons other than death or termination for Cause (as defined below), he shall be entitled to Supplemental Retirement Income as determined and payable under this Article IV.

a. If Participant’s employment is terminated by the Company without Cause or is terminated by the Participant for any reason, he shall be entitled to the vested portion of his Supplemental Retirement Income at his Normal or Early Retirement Date.

b. If Participant’s employment is terminated for Cause, he shall not be entitled to any portion of his Supplemental Retirement Income hereunder.

c. “Cause” when used in connection with the termination of Participant’s employment by the Company, shall mean (i) the willful and continued failure by Participant substantially to perform his duties and obligations to the Company (other than any such failure resulting from any illness, sickness or physical or mental incapacity) which failure continues after the Company has given notice thereof to Participant or (ii) the willful engaging by Participant in misconduct which is significantly injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on Participant’s part shall be considered “willful” unless done, or omitted to be done, by Participant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

d. In the event that the Participant is a “key employee” as described in Code Section 409A(a)(2)(B)(i), payment of such Participant’s benefits by reason of his separation from service shall commence no earlier than six months following the date of his separation from service.

2. Amount of Supplemental Retirement Income. The Participant’s Supplemental Retirement Income shall equal the excess of:

(A) the Participant’s Modified Accrued Benefit over

(B) his Accrued Benefit payable under the Qualified Plan.

The Participant’s “Modified Accrued Benefit” shall be his Accrued Benefit determined as provided under the Qualified Plan except that Compensation for this purpose shall not be limited as provided in Section 401(a)(17) of the Code or any other similar statutory limitation on Compensation, nor shall the benefit so determined be limited as provided by Section 415 of the Code or any other similar statutory limitation on benefits.

3. Normal Retirement Benefit. Upon separation from service on or after reaching his Normal Retirement Date the Participant shall be entitled to his Supplemental Retirement Income which shall be paid by the Company in the manner elected by the Participant on his Distribution Election Form. The Participant may subsequently change his election regarding the manner of distribution of his Supplemental Retirement Income by submitting a new Distribution Election Form to the Company provided that the following conditions are met: (i) such election may not take effect until at least twelve (12) months after the date on which the election is made, (ii) except in the case of payment made on account of the Participant’s death, the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid or commenced, and (iii) any election related to a payment at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date the payment or stream of payments was scheduled to commence. No lump sum payments will be made under this Plan.

4. Early Retirement Benefit. If the Participant elects to retire early he shall be entitled to his Supplemental Retirement Income, payable as set forth above, reduced however by the Qualified Plan’s early retirement factor.

5. Vesting. Unless otherwise provided in the Participation Agreement, the Participant’s Supplemental Retirement Income hereunder shall become vested as his Accrued Benefit shall vest under the Qualified Plan.

ARTICLE V

Survivor Benefits

1. Pre-retirement Death Benefit. If a Participant dies prior to the commencement of his Supplemental Retirement Income under Article IV hereof, and his Beneficiary would be entitled to a survivor’s benefit under the terms of the Qualified Plan, the Participant’s

Beneficiary shall be entitled to receive a survivor’s benefit in the Supplemental Retirement Income, calculated in the same manner as the survivor’s benefit under the Qualified Plan but using the Supplemental Retirement Income in place of the Accrued Benefit under the Qualified Plan. Such survivor’s benefit shall be in lieu of all other benefits which the Participant (or his Beneficiary) would have been eligible to receive under the terms of the Plan. Such benefit shall be paid as directed by the Participant on his Distribution Election Form and the Beneficiary shall not have the power to defer the commencement of such benefit.

2. Post-retirement Supplemental Retirement Income. If a Participant dies after commencing to receive his Supplemental Retirement Income under Article IV hereof and has selected a survivor’s form of benefit, the Participant’s Beneficiary shall be entitled to receive from the Company the survivor’s benefit as provided by the Participant’s election.

ARTICLE VI

Withholding Taxes

Notwithstanding anything in the Plan to the contrary, the Company shall withhold from all benefit payments made to a Participant (or his Beneficiary) under the Plan any amount which the Company is required to withhold for any applicable state or federal taxes.

ARTICLE VII

Amendment and Termination of Plan

The Plan may be amended, discontinued or terminated by the Board at any time; provided, however, that no amendment, discontinuance or termination of the Plan shall, without the consent of any persons affected thereby, alter or impair any rights created prior to such amendment, discontinuance or termination. In the event that the Board terminates the Plan, benefits shall be paid in accordance with the terms of the plan in effect at the time of such termination. Notwithstanding the foregoing, the Board shall have discretion, upon complete termination of the Plan, to accelerate payment of vested benefits in the following circumstances: (1) within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), so long as the amounts deferred under the Plan are included in the Participant’s gross income in the latest of the calendar year in which the termination occurs, the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or the first calendar year in which the payment is administratively practicable; (2) within the thirty (30) days preceding or the twelve (12) months following a Change in Control event; or (3) all arrangements of the same type as this Plan (those that would be aggregated under Proposed Treasury Regulation Section 1.409A-1(c) if the Participant participated in all of the arrangements) are terminated, only amounts payable absent a termination of the Program are paid within twelve (12) months of the termination, all payments are made within twenty-four (24) months of the termination, and a new arrangement of the same type is not adopted at any time for a period of five years following the date of the termination.

ARTICLE VIII

Administration

The Plan shall be administered by the Board or the Committee, if one has been appointed. The Board has exclusive power to interpret the Plan and may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate. In so administering the Plan, the decisions and actions of the Board shall be final and binding on all parties with respect to all matters relating to the Plan. A Participant shall not be entitled to examine, audit or otherwise have access to any financial statements, bookkeeping records or other records of account pertaining to the Company or the Plan under any circumstances whatsoever. For purposes of any requirements imposed by ERISA, the Company is the administrator of the Plan (and any other pension plan sponsored by the Company for the benefit of a select group of management or highly compensated employees) as defined in Section 3(16)(A) of ERISA.

ARTICLE IX

Miscellaneous

1. Source of Funding. The Plan is unfunded. The rights of a Participant (and/or his Beneficiary) to benefits under the Plan shall be solely those of an unsecured creditor of the Company, and all benefits payable under the Plan shall be paid from the general funds of the Company. The Company’s obligations under this Plan shall be those of an unfunded and unsecured promise to pay money in the future. The Company may, but shall not be required to, establish a reserve of assets to provide funds for payments under this Plan. Such reserve may be through an account, escrow or trust fund or through the purchase of Company-owned insurance and shall be on such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the reserve prior to the time payments are made. Establishing such a reserve shall have no effect on the operation of this Plan or upon the status of Participants as unsecured general creditors of the Company. Rights to payments shall not be limited to assets held in any reserve.

2. Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (and his Beneficiary) shall have no rights against the Company except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

3. Successors and Assigns. A Participant shall not have any right to transfer, assign, encumber, hypothecate or otherwise dispose of his (or his Beneficiary’s) right to receive benefit payments under the Plan. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business or assets of the Company.

4. Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

5. No Prior Right or Offer. Except as expressly granted pursuant to the Plan subsequent to its effective date, nothing in the Plan shall be deemed to give any director, officer or employee, or his legal representatives or assigns or any other person or entity claiming under or through him, any contractual or other right to participate in the benefits of the Plan.

6. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when personally delivered to the addressee or deposited in the United States mail, postage prepaid and properly addressed to the addressee’s last known address.

7. Terms. Whenever any words are used herein in the masculine they shall be construed as though they were used in the feminine in all cases where they would so apply and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of Articles and paragraphs hereof are for general information only, and the Plan is not to be construed by reference thereto.

8. Incompetence. If the Administrator determines that a Participant is unable to care for his affairs because of illness, accident or otherwise, any payment due the Participant shall be made only to a duly authorized guardian or other legal representative or, upon appropriate indemnification of the Administrator, to the Spouse. Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Company therefore.

9. Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Washington, except where preempted by ERISA or any other federal statute. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect.

10. Top Hat Plan. This Plan is intended to be an unfunded plan maintained primarily for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. Upon a termination under this provision, the amount of each Participant’s benefit accrued under the Plan as of such termination shall be distributed to such Participant in the manner described in Article VII, above.

11. Tax Effects. Neither the Company nor the Administrator nor any other person or entity represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant shall consult with his own advisers regarding the tax consequences of participation in this Plan.

ARTICLE X

Claims Procedure

1. Claim. Any person claiming a benefit, requesting an interpretation or ruling under this Plan or requesting information under this Plan shall present the request in writing to the Administrator, which shall respond in writing within 90 days, except that if the claim involves a determination that the Participant is disabled, the response will be made within 45 days.

2. Denial of Claim. If the claim or request is denied, the written notice of denial shall include:

(a) the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) a description of any additional material or information required and an explanation of why it is necessary; and

(c) an explanation of the Plan’s claim review procedure.

3. Review of Claim. Any person whose claim or request is denied may request review by notice given in writing to the Administrator within 60 days of such denial. In case of a claim involving a determination that the Participant is disabled, a request for review may be made within 180 days of the denial. The claim or request shall be reviewed by the Administrator, who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

4. Final Decision. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstance, the claimant shall be notified and the total time limit shall be 120 days. In case of a claim involving a determination that the Participant is disabled, the decision will normally be made within 45 days; any extension will be for not more than an additional 45 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

5. Venue. Venue of any dispute under this Plan shall be in a court of competent jurisdiction in King County, Washington.

IN WITNESS WHEREOF, the Company has executed this Plan on this 18th day of December, 2006

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ Marcia J. M. Greenberg

Its:	VP Human Resources

ESTERLINE TECHNOLOGIES CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

PARTICIPATION AGREEMENT

AND

DISTRIBUTION ELECTION FORM

This AGREEMENT is made on __________________, by ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”) and __________________ (the “Participant”).

R E C I T A L S

A. Pursuant to the Company’s Supplemental Retirement Income Plan (the “Plan”), a copy of which is attached and incorporated by this reference, the Board of Directors of the Company (the “Board”) has designated the employee as eligible to participate in the Plan on the terms and conditions set forth in the Plan and in this Agreement.

B. The employee wishes to participate in the Plan.

C. The Plan requires that a Participant make an affirmative election with respect to the manner of benefit distribution.

Now, therefore, the parties AGREE as follows:

1. Participation in Plan. Pursuant to Article III, Section 2 of the Plan, the employee shall become a Participant in the Plan upon executing this Agreement and delivering it to the Esterline Technologies Corporation HR Department. [For Participants under Schedule I (Final Average Pay portion) of the Esterline Technologies Retirement Plan — Participant hereby agrees to have withheld from his/her compensation 1% of the amount by which his/her compensation for any year as set forth in the Plan exceeds the limit provided in Section 401(a)(17) of the Code for that year.] The Participant acknowledges that he has read the Plan and agrees to all of its terms, conditions and provisions. The parties agree that the definitions of terms used in this Agreement are as defined in the Plan or in the Qualified Plan.

2. Company Contribution. The Company may set aside or otherwise reserve amounts sufficient to fund the Participant’s Supplemental Retirement Income. However, the Company’s obligations under this Plan shall be those of an unfunded and unsecured promise to pay money in the future. The rights of a Participant (and/or his Beneficiary) to benefits under the Plan shall be solely those of an unsecured creditor of the Company, and all benefits payable under the Plan shall be paid from the general funds of the Company.

3. Supplemental Retirement Income. The amount of Participant’s Supplemental Retirement Income under the Plan will be determined and payable as set forth in the Plan.

4. Vesting. The Participant’s Supplemental Retirement Income hereunder shall be vested as his Accrued Benefit shall vest under the Qualified Plan.

5. Distribution Election. Participant hereby elects the following form of benefit distribution:

____	Single life annuity payable for Participant’s lifetime.

____	Joint and 100% surviving spouse annuity.

____	Joint and 75% surviving spouse annuity (only available for Participants who are also participating in the Final Average Pay Benefit of the Qualified Plan).

____	Life annuity with ___-year (enter 5, 10 or 15) certain period (only available for Participants who are also participating in the Final Average Pay Benefit of the Qualified Plan).

Participant understands and acknowledges that failure to make an election regarding the manner of benefit distribution will result in distribution being made as follows: (1) if Participant does not have a spouse during the one-year period leading up to his benefit commencement date, then Participant’s vested accrued benefit shall be distributed in the form of a single life annuity; or (2) if Participant has a spouse during the one-year period leading up to his benefit commencement date, then Participant’s vested accrued benefit shall be distributed in the form of a joint and 50% surviving spouse annuity.

6. Miscellaneous.

6.1 This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors, assignees, legal representatives, and heirs; provided, however, that the Participant may not assign any of his rights under the Plan or this Agreement.

6.2 This instrument together with the Plan constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be modified or amended in any way except in writing signed by both parties.

6.3 Neither the failure nor the delay on the part of either party to exercise any right, power, or privilege shall operate as a waiver in that or any subsequent instance.

6.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, except where preempted by ERISA or any other federal statute.

6.5 The Board has exclusive authority to interpret the Plan and may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate. In so administering the Plan, the decisions and actions of the Board shall be final and binding on all parties with respect to all matters relating to the Plan.

ESTERLINE CORPORATION

By

Its

PARTICIPANT

Signature

[Printed name]

SERP II Participation Agreement